THE SIMPLY GOOD FOODS COMPANY

INSIDER TRADING POLICY

Effective February 27, 2023

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of The Simply Good Foods Company and the handling of confidential information about it and the companies with which it does business. Our Board of Directors has adopted this Policy for The Simply Good Foods Company and all of its subsidiaries in the United States and outside the United States to promote compliance with U.S. federal and state securities laws that prohibit certain people who are aware of material nonpublic information about a company from: (i) trading in that company’s securities (other than pursuant to an authorized Rule 10b5-1 Plan established without material nonpublic information about the subject company); or (ii) providing material nonpublic information to other people who may trade on the basis of that information.

In this Policy, we use “we,” “us,” “our,” and the “Company” to refer to The Simply Good Foods Company and its subsidiaries.

Responsibilities and Requirements of this Policy

If you are aware of material nonpublic information relating to the Company you may not, directly, or indirectly through family members or other people or entities (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy):

•Engage in transactions in Company Securities (as defined below), except as otherwise specified in this Policy under the headings “How does this Policy apply to transactions under our compensation plans including our 2017 Omnibus Incentive Plan?,” “Does this Policy apply to transactions in mutual funds that own Company Securities?” and “What is a Rule 10b5-1 Plan?”;

•Recommend the purchase or sale of any Company Securities;

•Disclose material nonpublic information to anyone within the Company whose jobs do not require them to have that information, or outside of the Company to other people, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with our policies regarding the protection or authorized external disclosure of information regarding the Company; or

•Assist anyone engaged in the above activities.

In addition, it is our policy that no one (including anyone designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which we do business, including any of our customers or suppliers, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as expressly stated in this Policy. There are no exceptions for transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct and compliance with applicable laws and regulations.

Q&A Table of Contents

How does this Policy apply to transactions under our compensation plans including our 2017
Omnibus Incentive Plan?..................................................................................................................................................6
Does this Policy apply to gifts?........................................................................................................................................6
Does this Policy apply to transactions in mutual funds that own Company Securities?........................................6
Are there any transactions that are prohibited by this Policy?....................................................................................6
What are the requirements to be followed if an Insider wants to buy or sell Company Securities

Who is subject to the requirements of this Policy? Who is an Insider?

This Policy applies to members of the Board of Directors of The Simply Good Foods Company and all of the Company’s officers and employees. This includes all officers and employees of any of the Company’s subsidiaries. From time to time, we may also determine other people should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information (which we discuss in more detail below). This Policy also applies to (1) family members, (2) other members of a person’s household, and (3) entities controlled by a person covered by this Policy, all as described in more detail below. We refer to each person or entity that is covered by this Policy as an “Insider.”

What transactions are subject to this Policy?

This Policy applies to transactions in our securities (collectively referred to in this Policy as “Company Securities”), including our common stock, options to purchase common stock, or any other type of securities that we may issue, including (but not limited to) preferred stock, convertible notes and warrants, and derivative securities that are not issued by us, such as exchange-traded put or call options or swaps relating to Company Securities.

What is your individual responsibility under this Policy?

Insiders have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Insiders must not engage in illegal trading and must avoid the appearance of improper trading.

You are responsible for making sure that you comply with this Policy, and that any family member, person who is living in your household or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on our part, by the Compliance Officer, or by any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and corrective action by the Company up to and including termination of your employment for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “What happens if there’s a violation of this Policy?”

Who is responsible to administer this Policy?

All determinations and interpretations by the Compliance Officer or their designee shall be final and not subject to further review. Please refer to the Company directory for the name and contact information of the current Compliance Officer.

What is “Material Nonpublic Information” and how is it defined?

The definition of material nonpublic information can be complicated. There is no specific written definition in federal laws. Instead, it has developed, evolved, and changed over time based on various court decisions.

Information is considered “material” if a reasonable investor would consider that information important in deciding to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for determining whether particular information is material; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, we believe sharing some examples of information that ordinarily would be regarded as material can be helpful. These examples include:

•Projections of future earnings or losses, or other earnings guidance;

•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•A pending or proposed merger, acquisition or tender offer;

•A pending or proposed acquisition or disposition of a significant asset;

•A pending or proposed joint venture;

•A Company restructuring;

•Significant related party transactions;

•Bank borrowings or other financing transactions out of the ordinary course;

•The establishment of a repurchase program for Company Securities;

•A change in the Company’s pricing or cost structure;

•Major marketing changes;

•A change in senior management or in the Board of Directors;

•A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•Development of a significant new product category;

•Pending or threatened significant litigation, or the resolution of that type of litigation;

•The gain or loss of a significant customer or supplier;

•Impending bankruptcy or the existence of severe liquidity problems;

•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;

•A change in dividend policy, the declaration of a stock split, or an offering of additional Company Securities; or
•The imposition of a ban or an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction as described in more detail below.

If you are unsure whether information is material, you should consult the Compliance Officer.

When is Information Considered Public?

Information that has not been disclosed to the public is generally considered to be nonpublic information. To establish that the information has been disclosed to the public, it may be necessary to show the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services using a press release, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website.

By contrast, information would likely not be considered widely disseminated if it is available only to our employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after two full business days have passed since the day on which the information is released. If, for example, the Company were to make an announcement on a Monday before the stock market has opened for trading, you should not trade in Company Securities until Wednesday. If the announcement is made during or after the trading day on Monday, you should wait until Thursday to trade. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Does this Policy also apply to transactions by family members and certain other people related to me?

Yes. This Policy applies to you and your Family Members. We define “Family Members” in this policy as:

•your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws);

•anyone else who lives in your household; and

•any family members who do not live in your household but whose transactions in Company Securities are initiated or directed by you or are subject to your influence or control, such as parents, in-laws or children who consult with you before they trade in Company Securities.

You are responsible for the transactions of your Family Members and, therefore, should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Does this Policy also apply to transactions by entities I influence or control?

Yes. This Policy applies to any entities you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

How does this Policy apply to transactions under our compensation plans including our 2017 Omnibus Incentive Plan?

Unless specifically stated otherwise, this Policy does not apply in the case of the following transactions:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which you have elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.

The answer is different with respect to selling stock you receive on the option exercise. This Policy does apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock unit award. However, this Policy does apply to any market sale of shares of stock you receive once the restricted stock unit has vested.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Does this Policy apply to gifts?

Yes, bona fide gifts are restricted by the terms of this Policy. Under this Policy, a bona fide gift is considered a transaction that must be completed during an open Trading Window. This is the case even though a bona fide gift is not technically a purchase or sale transaction.

Does this Policy apply transactions in mutual funds that own Company Securities?

No. Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Are there any transactions that are prohibited by this Policy?

Yes. We have determined there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions. It is our policy that Insiders may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such transactions may permit a person to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Insiders are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

Short-Term Trading. Short-term trading of Company Securities may be distracting to you and may unduly focus you on our short-term stock market performance instead of our long-term business objectives. For these reasons, the Company discourages Insiders who buy Company Securities in the open market from selling any Company Securities of the same class during the six months following the purchase (or vice versa). Additional short-term trading rules apply to certain members of our senior management and our Board of Directors. Please see the heading “Where can I find additional information?”

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, the U.S. federal securities laws prohibit officers and directors from engaging in short sales.

Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a person or entity subject to this Policy is trading based on material nonpublic information and focus that person’s or entity’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, discussed below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when the person or entity subject to this Policy is in possession of material nonpublic information. We therefore discourage placing standing or limit orders on Company Securities. If an Insider determines they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the subheading “What are the pre-clearance procedures?” below.

What are the requirements to be followed if an Insider wants to buy or sell Company Securities or exercise stock options? What is the Trading Window?

We have established additional procedures to assist us in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These procedures include the use of a Trading Window, a period when transactions in Company Securities are permitted (subject to event-specific restrictions) and a pre-clearance process.

What is the Trading Window? Insiders may conduct any transactions, including the making of a bona fide gift, involving the Company’s Securities (other than as specified by this Policy), only during the “Trading Window.” The Trading Window begins two (2) full trading days following the public release of the Company’s quarterly earnings and ends at the close of trading on the tenth (10th) trading day prior to the end of the fiscal quarter when the Trading Window opened.

For example, if we issue our earnings release before the trading day begins on a Monday, the Trading Window would open on Wednesday with the opening of trading on that day. If the earnings release is issued at the end of the trading day on a Monday, the Trading Window would open on Thursday with the opening of trading on that day. In both scenarios, the Trading Window would then close at the close of trading on the tenth (10th) trading day prior to the end of the fiscal quarter when the Trading Window opens.

Are there other times when a Trading Window may not open or close early? From time to time, an event may occur that is material to the Company and is known by only a few Insiders. So long as the event remains material and nonpublic, the people designated by the Compliance Officer may not trade Company Securities, even if the Trading Window is otherwise open. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated people should refrain from trading in Company Securities even sooner than the typical Trading Window described above. The existence of an event-specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

Are there exceptions to the Trading Window requirements? The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “How does this Policy apply to transactions under our compensation plans including our 2017 Omnibus Incentive Plan?” and “Does this Policy apply to transactions that do not involve a purchase or sale transaction?” Also, as described in more detail below, the requirements for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to an approved Rule 10b5-1 plan, described under the heading “What is a Rule 10b5-1 Plan?”

What are the pre-clearance procedures? For transactions that this Policy applies to, insiders may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two (2) business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

If the pre-clearance is granted, the pre-clearance is effective for the next two (2) trading days. If the transaction is not completed during that time, a new pre-clearance request is required to be delivered to the Compliance Officer.

The pre-clearance form required to be completed when you are seeking pre-clearance for a transaction is posted on the Company’s intranet site.

When a request for pre-clearance is made, you should carefully consider whether you may be aware of any material nonpublic information about the Company and should fully disclose those circumstances.

What is a Rule 10b5-1 Plan?

Rule 10b5-1 under the U.S. Securities Exchange Act of 1934 provides a defense from insider trading liability under the SEC’s Rule 10b-5. To be eligible to rely on this defense, a person subject to this Policy must enter a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. A Rule 10b5-1 Plan must be entered into at a time when the person entering the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five (5) business days prior to the entry into the Rule 10b5-1 Plan, unless the Rule 10b5-1 Plan will be implemented through the Company’s Stock Plan Administrator, E*Trade, in which case, it must be submitted for approval two (2) business days prior to entry into the plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Does this Policy apply even after employment with the Company ends?

If your employment has ended, you still are prohibited from trading Company Securities if you are in possession of material nonpublic information until that information has become public or is no longer material. The pre-clearance procedures specified in this Policy and Trading Window will not apply.

What happens if there is a violation of this Policy?

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to corrective action up to and including termination of employment for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish your reputation and irreparably damage a career.

Where can I find additional information?

Additional policies apply to (1) certain members of our senior management who are designated as “executive officers” pursuant to the SEC’s rules and regulations and (2) the members of the Board of Directors of The Simply Good Foods Company who are obligated to report transactions in Company Securities to the SEC. The Compliance Officer will share these policies with these individuals, and they are responsible to comply with their requirements. Please reach out to the Compliance Officer if you need any additional information about this Policy, the Company’s pre-clearance procedures or Trading Window details.

What additional Company assistance is provided?

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer. The email account of the Compliance Officer is: ComplianceOfficer@simplygoodfoodsco.com. Please refer to the Company directory for the name and contact information of the Company’s current Compliance Officer.

Guidelines for Rule 10b5-1 Plans

The following are the guidelines established by the Compliance Officer for the creation of Rule 10b5-1 Plans pursuant to the Company’s Insider Trading Policy (the “Policy”). These guidelines may be amended from time to time to maintain compliance with applicable law and any regulations promulgated by the SEC respecting the creation, operation and termination of Rule 10b5-1 plans. Capitalized terms used in these Guidelines without definition have the definition given to those terms in the Policy.

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability under the SEC’s Rule 10b-5. In order to be eligible to rely on this defense, an Insider must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Policy) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5‑1, Company Securities may be purchased or sold without regard to certain of the Policy’s restrictions and limitations. A Rule 10b5-1 Plan may only be entered into at a time when the person establishing the plan is acting in good faith and not aware of material nonpublic information regarding the Company. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

As specified in the Company’s Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. In limited circumstances, the Compliance Officer may grant a waiver of one or more of these guidelines in their sole discretion. Any Rule 10b5-1 Plan must be submitted for approval five (5) business days prior to the entry into the Rule 10b5-1 Plan, unless the Rule 10b5-1 Plan will be implemented through the Company’s Stock Plan Administrator, E*Trade, in which case, it must be submitted for approval two (2) business days prior to entry therein. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

You are responsible for ensuring you comply with all SEC rules and regulations related to the creation of a Rule 10b5-1 Plan. The Company’s approval of any Rule 10b5-1 Plan documentation shall in no way whatsoever create any liability for the Company should your Rule 10b5-1 Plan not comply with these rules and regulations, and as a result, the affirmative defense contemplated by a Rule 10b5-1 Plan is not available to you.

The following guidelines apply to all Rule 10b5-1 Plans:

•You may enter into, modify or terminate a Rule 10b5-1 Plan only during a Trading Window and when you are otherwise not in possession of material nonpublic information.

•You may enter into, modify or terminate a Rule 10b5-1 Plan only in good faith and you must act in good faith under the Rule 10b5-1 Plan.

•All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.

•If you are a member of the Board of Directors or Section 16 insider who adopts or modifies a Rule 10b5-1 Plan, you will be required to include a representation in the Rule 10b5-1 Plan certifying that at the time of the adoption of the new or modified Rule 10b5-1 Plan you are:
▪not aware of material non-public information about the Company or its securities, and
▪adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

•If you are a member of the Board of Directors or Section 16 insider who adopts or modifies a Rule 10b5-1 Plan, you will not be able to rely on the Rule 10b5-1 affirmative defense unless the Rule 10b5-1 Plan provides that trading under the plan will not begin until the later of:
▪90 days after the adoption of the Rule 10b5-1 plan, and
▪two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 plan)

•If you are neither a member of the Board of Directors nor a Section 16 insider, you may not commence sales under a Rule 10b5-1 Plan until at least 30 days following the date of establishment of the plan. Any modification of a plan must not take effect for at least 30 days from the date of modification.

•If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan.

•If a Rule 10b5-1 Plan is terminated, you must wait until the commencement of the next Trading Window before a new Rule 10b5-1 Plan may be adopted, and the applicable period of time before any trades may take place under the new plan has expired.

Each Board member and other Section 16 insider understands that the approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 of the Securities Act of 1933, as amended, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.